Exhibit 99

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Lars B. Eller President and Chief Executive Officer Farmers & Merchants Bancorp, Inc. (419) 446-2501 leller@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Farmers & Merchants Bancorp Celebrates Retirement

of Board Chairman Jack Johnson

ARCHBOLD, OHIO, May 21, 2024 – F&M Bank (“F&M”), an Archbold, Ohio-based bank owned by Farmers & Merchants Bancorp, Inc. (Nasdaq: FMAO) announces the retirement of Board Chairman, Jack Johnson.

Mr. Johnson was appointed to the Company’s Board in January 1991. He was Vice Chairman from April 2013 to July 2013 and became Chairman of the Board of Directors on July 19, 2013, a position he held until April 30, 2024. An official celebration of his retirement from the board was held on May 21, 2024, after reaching the maximum age requirement as outlined in F&M’s bylaws.

Lars Eller, President and Chief Executive Officer, commented, “Over his remarkable tenure, Jack has been instrumental in guiding the Bank through significant growth and numerous milestones. His steadfast leadership and unwavering commitment to F&M’s mission have left an indelible mark on the institution and the community it serves. On behalf of everyone at F&M, I want to thank Jack for his three decades of dedicated service and visionary leadership.”

As part of F&M’s comprehensive succession plan, on May 3, 2024, the Company announced the appointment of Andrew Briggs as Chairman of the Board of both the Company and the Bank. Kevin Sauder will continue to serve as Vice Chairman of the Boards of Farmers & Merchants Bancorp, Inc. and F&M Bank.

About F&M Bank:

F&M Bank is a local independent community bank that has been serving its communities since 1897. F&M Bank provides commercial banking, retail banking and other financial services. Our locations are in Butler, Champaign, Fulton, Defiance, Hancock, Henry, Lucas, Shelby, Williams, and Wood counties in Ohio. In Northeast Indiana, we have offices located in Adams, Allen, DeKalb, Jay, Steuben and Wells counties. The Michigan footprint includes Oakland County, and we have Loan Production Offices in West Bloomfield, Michigan; Muncie, Indiana; and Perrysburg and Bryan, Ohio.

Safe harbor statement:

Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions, capital market conditions, or the effects of the COVID-19 pandemic, and its impacts on our credit quality and business operations, as well as its impact on general economic and financial market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov or through F&M’s website www.fm.bank.